Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-264275), Form S-3 (File No. 333-280400) and Form S-8 (File Nos. 333-267823 and 333-285645) of our report dated September 29, 2025 with respect to the financial statements of NeoVolta, Inc. appearing in this Annual Report on Form 10-K.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 29, 2025